Exhibit 99.1

FOR IMMEDIATE RELEASE

Salix Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

Progenics Contact:	Kathleen Fredriksen
Corporate Development
914-789-2871

FDA Ad Comm Provides Recommendations Regarding the Potential Cardiovascular Risk Associated with the Class of Peripherally-active Opioid Receptor Antagonists and the Trials to Support Approval of Products for OIC

FDA Should Respond to Formal Appeal within 30 Days

RALEIGH, NC and TARRYTOWN, NY, June 12, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) and Progenics Pharmaceuticals (NASDAQ:PGNX) today reported that the Anesthetic and Analgesic Drug Products Advisory Committee of the Food and Drug Administration (FDA) has provided an assessment of potential cardiovascular risk associated with products in the class of peripherally-active opioid receptor antagonists (PAMORAS) and recommendations regarding the necessity, timing, design and size of cardiovascular outcomes trials to support approval of products in this class for the proposed indication of opioid-induced constipation (OIC) in patients taking opioids for chronic pain.

In the formal vote, twelve (12) Advisory Committee members voted to not require cardiovascular outcomes trials (CVOTs) for PAMORAS being developed for the treatment of opioid-induced constipation in patients with chronic, non-cancer pain. Seven (7) members voted to require CVOTs for all PAMORAS, and five (5) members voted to require CVOTs, but only for specific PAMORAS. In the post vote discussion, five members stated they misunderstood the question and would have voted to not require CVOTs. Specifically, the Committee recommended that observational studies be conducted on a post-marketing basis.

The FDA’s action to convene this Advisory Committee was taken in response to the formal appeal by Salix of the complete response action taken by the FDA on July 27, 2012 regarding Salix’s Supplemental New Drug Application (sNDA) for RELISTOR® for opioid-induced constipation, or OIC, in patients with chronic pain.

“We are pleased with the Advisory Committee’s recommendations regarding the approval pathway for PAMORAS. We are optimistic that, with FDA guidance including input from the Advisory Committee, we can bring RELISTOR to market for patients experiencing constipation as a side effect of taking opioids for their chronic pain,” stated Bill Forbes, PharmD, Executive Vice President, Medical, Research and Development and Chief Development Officer, Salix.

About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)

Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. Constipation is one of the most common and distressing side effects in advanced illness patients receiving chronic opioid therapy, reported in up to 90% of patients. RELISTOR is the first approved medication that specifically targets the underlying cause of opioid-induced constipation (OIC) in patients with advanced illness receiving palliative care when response to laxative therapy has not been sufficient. Opioids relieve pain by specifically interacting with mu–opioid receptors within the brain and spinal cord. However, opioids also interact with mu–opioid receptors found outside the central nervous system, such as those within the gastrointestinal tract, resulting in constipation that can be debilitating. RELISTOR is a peripherally acting mu–opioid receptor antagonist that blocks opioids from binding to mu-opioid receptors in tissues such as the GI tract to inhibit their constipating effects. The unique molecular structure of RELISTOR restricts it from crossing the blood-brain barrier thereby preserving the analgesic effect of opioids.

RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the E.U., as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals, Inc. from Progenics Pharmaceuticals, Inc.

For more information about RELISTOR, please visit www.RELISTOR.com

Important Safety Information about RELISTOR

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Cases of gastrointestinal (GI) perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, or colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, or worsening abdominal symptoms.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Use of RELISTOR beyond four months has not been studied.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).

RELISTOR full Prescribing Information for the U.S. is available at www.RELISTOR.com.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5 g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use, GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) Capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE® (fenofibrate) tablets. UCERIS (budesonide) rectal foam, RELISTOR®, LUMACAN™, RUCONEST®, RHB-106 and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN, GLUMETZA and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics’ first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics’ first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

Information on or accessed through our website is not included in the company’s SEC filings.

Salix Disclosure Notice

The statements in this press release that are not historical fact are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from current expectations. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: the FDA’s formal response to Salix’s appeal of the complete response letter issued by the FDA following its review of Salix’s sNDA for RELISTOR; the inability of the Salix and the FDA to agree on a pathway that could lead to the approval of Salix’s sNDA for RELISTOR on a timely basis or at all; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance and payer coverage for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions and other factors. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see Salix’s latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, Salix expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Progenics Disclosure Notice

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.